Exhibit 10.4

Execution Version

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 28, 2021, by and among Tailwind Two Acquisition Corp., a Cayman Islands exempted company (“Acquiror”), Terran Orbital Corporation, a Delaware corporation (the “Company”) and [●], a [●] (the “Holder”). Acquiror, the Company and the Holder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as hereinafter defined).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Acquiror, Titan Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into that certain Agreement and Plan of Merger in substantially the form attached hereto as Exhibit A (as in effect on the date hereof, the “Merger Agreement”) pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, as a result of such merger, becoming a wholly owned Subsidiary of Acquiror, and each Company Share (including, to the extent applicable, the Subject Company Securities (as hereinafter defined)) will be converted into the right to receive Acquiror Shares, in each case, on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Holder is the record and beneficial owner of (i) the number and type of Equity Securities of the Company and/or (ii) the outstanding principal amount of the Senior Secured Notes (“Debt Securities”, and together with Equity Securities, the “Securities”) issued pursuant to the Note Purchase Agreement, dated as of March 8, 2021, by and among the Company, the Guarantors party thereto, the Purchasers party thereto and Lockheed Martin Corporation (“Lockheed Martin”), as authorized representative (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Note Purchase Agreement”) of the Company, in each case as set forth on Schedule A hereto (together with any other Securities of the Company of which the Holder acquires record or beneficial ownership after the date hereof and prior to the Closing, collectively, the “Subject Company Securities”);

WHEREAS, concurrently with the execution of this Agreement, the Company is receiving a Commitment Letter from FP Credit Partners, L.P. (“FPCP”) to the Company, dated as of the date hereof (as in effect on the date hereof, the “Commitment Letter”), pursuant to which FPCP has committed to provide senior secured term loan credit facilities in an aggregate principal amount of up to $150,000,000 (the “Facilities”), comprised of a $30,000,000 term loan (the “Pre-Combination Term Loan”) to be funded on the Pre-Combination Closing Date (as defined in the Commitment Letter) and up to a $120,000,000 term loan (the “Combination Term Loan”) to be funded upon the Combination Closing Date (as defined in the Commitment Letter);

WHEREAS, in consideration of the benefits to be received by the Holder under the terms of the Merger Agreement and as a material inducement to the Acquiror Parties agreeing to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Acquiror Parties would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without the Holder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1.            Company Holder Written Consent and Related Matters.

(a)            Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Company provides written notice to Holder that the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Holder shall duly execute and deliver to the Company and Acquiror the Company Holder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 6.07(a) (Company Holder Approval) of the Merger Agreement. Without limiting the generality of the foregoing, prior to the Closing, the Holder shall, to the extent applicable to the Equity Securities, vote (or cause to be voted) at any meeting of the shareholders of the Company including any adjournment or postponement thereof, and in any action by written resolution of the shareholders of the Company (by taking all action necessary to grant legally effective consent thereto), all of the Subject Company Securities that are Equity Securities (i) in favor of and/or consent to any such matters, actions or proposal, in each case, that are necessary for the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Transaction Agreements and (ii) against and withhold consent with respect to (A) any Acquisition Transaction or (B) any other matter, action, proposal, transaction, agreement or other matter that would reasonably be expected, to the knowledge of the Holder, to (x) result in a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement, (y) result in any of the conditions to the Closing set forth in Sections 9.01 or 9.02 of the Merger Agreement not to be satisfied or (z) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Merger Agreement.

2.            Rollover of Debt Securities.1

(a)            The Holder hereby agrees and commits that, subject to and conditioned upon the occurrence of each of the Closing and funding by the Commitment Parties (as defined in the Commitment Letter) of the Combination Term Loan pursuant to definitive documentation in form and substance consistent with the Commitment Letter and otherwise reasonably satisfactory to the Holder and satisfaction of the conditions set forth in Exhibit A to the Commitment Letter under the heading “Conditions to Combination Term Loan” (it being understood that any reference to a condition under such heading being subject to FPCP’s approval, satisfaction or consent shall mean the Holder’s approval, satisfaction or consent for purposes hereof), the Holder shall, at the election of the holders of a majority of the principal amount of obligations subject to the Debt Rollover, either (i) exchange, if any, the principal amount of its Debt Securities as set forth in the column titled “Principal Amount of Exchanged Debt Securities” on Schedule A hereto (as such amount with respect to Lockheed Martin may be reduced in accordance with the footnote thereto) (the “Rolled Debt Securities”) for the same principal amount of the loans or notes under a new debt facility to be issued to the Holder or an affiliate thereof designated by the Holder (such exchange, the “Debt Exchange” and such loans or notes issued as a result of the Debt Exchange, the “Replacement Debt Securities”) or (ii) keep such Rolled Debt Securities outstanding under the existing Note Purchase Agreement subject to clause (c) below (such debt continuation, the “Note Continuation” and such Rolled Debt Securities so continued, the “Continued Notes”; the Debt Exchange and/or Note Continuation, the “Debt Rollover”); provided, that it is the intent of the Parties that the Replacement Debt Securities or Continued Notes shall have substantially similar terms (including substantially the same terms with respect to interest rate and covenants) as the terms set forth in Exhibit A to the Commitment Letter for the loans under the Facilities (as defined in the Commitment Letter as in effect on the date hereof), but, in any event, subject to any terms not expressly and specifically set forth in Exhibit A to the Commitment Letter being subject to the reasonable satisfaction of the Holder (it being understood that the terms expressly and specifically set forth in the Commitment Letter are deemed reasonably acceptable to the Holder) and except that the Replacement Debt Securities or Continued Notes shall not have call protection; provided, further, that (A) on the Pre-Combination Closing Date (as defined in the Commitment Letter as in effect on the date hereof), each of Lockheed Martin and BPC Lending II, LLC (“BP”) or their designated Affiliates shall receive penny warrants which may be exercised within 30 days following the termination of the Merger Agreement for a number of shares equal to 0.25% of the Company Common Stock on the same valuation and the same terms as the warrants provided to the Commitment Parties under the Commitment Letter on the Pre-Combination Closing Date (which warrants shall terminate automatically without exercise immediately prior to the Effective Time pursuant to Section 3.03 of the Merger Agreement and the holder shall receive the Acquiror Shares and Acquiror Closing Warrants contemplated by Section 3.09 of the Merger Agreement at the Closing) and (B) on the Closing Date, each of Lockheed Martin and BP shall be issued a number of Acquiror Shares and Acquiror Closing Warrants by Acquiror as contemplated by Section 3.09 of the Merger Agreement; provided, further, however, that such Acquiror Closing Warrants issued to Lockheed Martin and BP shall not be redeemable for cash; provided, further, that all outstanding indebtedness (other than the Rolled Debt Securities) and other monetary obligations under the Note Purchase Agreement shall be paid in full in cash on the Closing Date. For U.S. federal income tax purposes, the parties agree to treat the Debt Rollover as a “significant modification” of the Rolled Debt Securities within the meaning of Section 1.1001-3 of the U.S. Treasury Regulations.

1 Note to Draft: To be included for Company Noteholders.

(b)            The Holder hereby agrees and commits to vote its Debt Securities in favor of any amendment to or waiver or consent under the Note Purchase Agreement to be entered into on or prior to the Pre-Combination Closing Date to (i) permit the Company and its subsidiaries to incur the Pre-Combination Term Loan on the terms set forth in Exhibit A of the Commitment Letter (as in effect on the date hereof), the liens on all “Collateral” (as defined in the Note Purchase Agreement) to secure the Pre-Combination Term Loan on a pari passu basis with the obligations under the Note Purchase Agreement, (ii) to direct the Authorized Representative and Collateral Agent (in each case, as defined in the Note Purchase Agreement) to enter into a customary pari passu first lien intercreditor agreement with the agent for the Facilities pursuant to which the agent for funded Indebtedness with the greater outstanding amount of principal at any time (excluding, for the avoidance of doubt, any undrawn commitments in the calculation of such outstanding amount of principal) shall be the controlling agent with respect to the Collateral, and (iii) agree, notwithstanding anything in the Note Purchase Agreement to the contrary, to non-pro rata pay down of the Debt Securities that are not part of the Debt Rollover upon satisfaction of each of the following conditions: (A) execution by the Company and the Required Purchasers (as defined in the Note Purchase Agreement) of an amendment, amendment and restatement, consent and/or waiver under the Note Purchase Agreement setting forth the forgoing and otherwise in form and substance reasonably satisfactory to the Holder; (B) execution of definitive documentation governing the Facilities and pari passu intercreditor documentation, in each case in form and substance consistent with the terms of the Commitment Letter and this Section 2 and otherwise in form and substance reasonably satisfactory to the Holder; and (C) satisfaction of each of the other conditions set forth in Exhibit A to the Commitment Letter under the heading “Conditions to Pre-Combination Closing Date” (it being understood that any reference to a condition under such heading being subject to FPCP’s approval, satisfaction or consent shall mean the Holder’s approval, satisfaction or consent for purposes hereof).

(c)            Subject to Section 2(a) above, the Holder hereby agrees and commits that to the extent the Debt Rollover is effectuated through a Debt Exchange, to enter into loan agreement or note purchase agreement in form and substance consistent with this Section 2 and otherwise reasonably satisfactory to the Holder with respect to the Replacement Debt Securities and to the extent the Debt Rollover is effectuated through a Note Continuation, amend the Note Purchase Agreement in form and substance consistent with this Section 2 and otherwise reasonably satisfactory to the Holder, in each case, effective on, but subject to and conditioned upon, the occurrence of each of the Closing Date and the Combination Closing Date (as defined in the Commitment Letter as in effect on the date hereof) to conform to the terms of the Facilities in form and substance reasonably satisfactory to such Holder; provided (x) the Replacement Debt Securities and/or the Continued Notes shall not have call protection, (y) the Replacement Debt securities and/or the Continued Notes shall have the same interest rate as that under the Facilities as set forth in Exhibit A of the Commitment Letter (as in effect on the date hereof) and (z) the definitive documentation for the Replacement Debt Securities and/or the Continued Notes shall permit the existence of and payment with respect to the Acquiror, the Company and/or its Subsidiaries’ obligations to Staton Orbital Family Limited Partnership and/or its Affiliates (the “Staton Payment Obligations” and any such obligations payable in cash, the “Staton Cash Payment Obligations”) in connection with any PIPE Investment made by such persons as set forth in the Subscription Agreement (as in effect on the date hereof and without giving effect to any amendments or modifications thereto in any manner adverse to the interests of the Holder, the “Staton Subscription Agreement”) between Acquiror and Staton Orbital Family Limited Partnership in an amount equal to $30,000,000 to be paid in sixteen quarterly installments, in which the four installments of $1,875,000 each during the first twelve months following the Combination Closing Date shall be paid in cash and the remaining installments thereafter shall be paid, at Acquiror’s election, (i) in the stock of Acquiror or (ii) solely to the extent Acquiror and its subsidiaries have capacity to make distributions under the definitive documentation for the Replacement Debt Securities or Continued Notes, applicable, in cash; provided, that (1) the definitive documentation for the Replacement Debt Securities or the Continued Notes, as applicable, shall include any conditions and restrictions with respect to the Staton Cash Payment Obligations that are included in the definitive documentation for the Facilities, but in any event shall not permit payment of the Staton Cash Payment Obligation at any time during the existence of any event of default under the Replacement Debt Securities or the Continued Notes, as applicable, or that would result from making such payment, including at any time during the first twelve months following the Combination Closing Date and (2) the Staton Cash Payment Obligations shall be subordinated to all obligations with respect to the Replacement Debt Securities or the Continued Notes, as applicable, pursuant to a subordination agreement in form and substance reasonably satisfactory to the Holder.

(d)            The Company hereby represents and warrants to the Holder that, as of the date hereof, (i) the Commitment Letter has not been amended, restated or modified, is in full force and effect and constitutes the legal, valid and binding obligations of the Company and, to the knowledge of the Company, the other parties thereto and (ii) there are no written agreements, side letters, understandings, contracts or arrangements of any kind relating to the matters contemplated by the Commitment Letter among the parties thereto.

(e)            The Company hereby agrees that it will not amend, amend and restate, modify, supplement, assign, replace and/or waive any provision of the Commitment Letter without the prior consent of the Holder (which consent shall be granted by the Holder in its sole discretion). In addition, the Company shall keep the Holder informed upon request on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the financing contemplated by the Commitment Letter. The Company shall give the Acquiror prompt written notice upon having knowledge of any default or breach by any party to the Commitment Letter or any termination of the Commitment Letter.

(f)            The Company hereby agrees to pay all reasonable and documented out-of-pocket fees, charges and disbursements of the Holder, including attorney’s fees, incurred in connection with all of the transactions and preparation of documentation contemplated by this Section 2.

3.            Other Covenants and Agreements.

(a)            The Holder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B (collectively, the “Terminated Agreements”) hereto to which it is a party shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by their terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, Acquiror and its Affiliates) shall have any further obligations or liabilities under any such agreement. Without limiting the generality of the foregoing, at the Company’s expense, the Holder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions reasonably necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b)            The Holder (other than its capacity as holder of Debt Securities) hereby takes the actions set forth in Schedule C hereto, and hereby waives any other consent, notice, termination, acceleration or other rights or remedies that may arise or that may have arisen as a consequence of, in relation to, or in connection with, the execution or consummation of the Merger Agreement, the Transaction Agreements, or any transactions contemplated thereby (the “Supporting Actions”). Without limiting the generality of the foregoing, at the Company’s expense, the Holder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions reasonably necessary or reasonably advisable in order to achieve the purpose of the preceding sentence and complete the Supporting Actions.

(c)            The Holder shall be bound by and subject to (i) [Sections 8.05(a) (Confidentiality) and] 8.05(b) (Publicity) of the Merger Agreement to the same extent as such provision applies to the Company, as if such provisions were stated herein, and (ii) Section 8.03(a) (Exclusivity) and Section 6.03 (No Claim Against the Trust Account) of the Merger Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto[, and (iii) the Confidentiality Agreement to the same extent as such provisions apply to the Company, as if the Holder is directly party thereto]// [, and (iii) the existing confidentiality provisions between the Company and the Holder].

(d)            The Holder acknowledges and agrees that the Acquiror Parties are entering into the Merger Agreement in reliance upon the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement, the Acquiror Parties would not have entered into or agreed to consummate the transactions contemplated by the Merger Agreement.

4.            Holder Representations and Warranties. The Holder represents and warrants to Acquiror as follows:

(a)            [The Holder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).]2

[2]	Language to be omitted for individual shareholders.

(b)            The Holder has the requisite [corporate, limited liability company or other similar]3 power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Merger Agreement), and to consummate the transactions contemplated hereby[, including spousal consent, if needed]4. [The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Holder.]5 This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid, legal and binding agreement of the Holder (assuming that this Agreement is duly authorized, executed and delivered by Acquiror), enforceable against the Holder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c)          No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Holder with respect to the Holder’s execution and delivery of, or performance of its covenants, agreements or obligations under, this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d)            None of the execution or delivery of this Agreement by the Holder, the performance by the Holder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Merger Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) [result in any breach of any provision of the Holder’s Governing Documents]6 // [intentionally omitted]7, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Holder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Holder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Securities, except, in the case of any of the foregoing clauses (ii) and (iii), as would not adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

[3]	Language to be omitted for individual shareholders.
[4]	Language to be omitted for legal entity shareholders.
[5]	Language to be omitted for individual shareholders.
[6]	Language to be included for legal entity shareholders.
[7]	Language to be included for individual shareholders.

(e)            The Holder is the record and beneficial owner of the Subject Company Securities and has valid, good and marketable title to the Subject Company Securities, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Stockholders Agreements). Except for the Securities of the Company set forth on Schedule A hereto, together with any other Securities of the Company of which the Holder acquires record or beneficial ownership after the date hereof in accordance with Section 6.01(b)(iv) of the Merger Agreement, the Holder does not own, beneficially or of record, any Securities of the Company or any of its Subsidiaries. Except as otherwise expressly set forth in this Agreement, contemplated by the Company Stockholders Agreements, any agreement or plan pursuant to which Company Equity Awards are granted or by which Company Equity Awards are governed, the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, or as expressly contemplated by the terms of any Company Warrants to which it is a party, the Holder does not have the right to acquire any Securities of the Company or any of its Subsidiaries. The Holder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Securities and, except for this Agreement, the Merger Agreement, the Company Stockholders Agreements and any Company Warrants to which it is a party, the Holder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer any of the Subject Company Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Securities.

(f)            There is no Action pending or, to the Holder’s knowledge, threatened against the Holder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Holder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

5.          Transfer of Subject Securities. Except as expressly contemplated by the Merger Agreement or with the prior written consent of Acquiror (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Holder agrees not to (a) Transfer any of the Subject Company Securities, (b) enter into (i) any option, warrant, purchase right, or other Contract that could (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Holder to Transfer the Subject Company Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Securities, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise), other than to an Affiliate of the Holder effecting such Transfer in accordance with the Company’s Governing Documents and the terms of any agreement between the Company and such Holder, provided that, prior to such Transfer, such Affiliate shall execute and deliver to Acquiror a copy of this Agreement. Notwithstanding the foregoing, any exercise by the Holder of any cash redemption or exchange right with respect to any Equity Securities in accordance with their terms, including the cash exercise contemplated under Section 2(b) of the Inducement Warrant, shall not constitute a Transfer for purposes of this Agreement.

6.            Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) solely in the case of Section 2 above, the termination of the Commitment Letter or any breach of Section 2(d) or 2(e), (d) at the election of any Holder that is Lockheed Martin, BP or any of their Affiliates (collectively, the “Specified Holders”), in the event of any amendment, waiver or modification of the Merger Agreement without such Holder’s prior written consent that has the effect of (A) decreasing the Merger Consideration, (B) changing the form of Merger Consideration (in the case of each of subclauses (A) and (B), payable to the stockholders of the Company pursuant to the Merger Agreement in effect on the date of this Agreement), or (C) imposing any material restrictions or additional material conditions on the consummation of the Merger or the payment of the Merger Consideration or otherwise in a manner material and adverse to such Holder, or (e) any amendment, waiver or modification in a manner adverse to the Holder of the Investor Rights Agreement, the Subscription Agreement, the Commitment Letter or any other agreement related to the Transactions to which such Holder is a party or under which such Holder has rights without such Holder’s prior written consent. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, [(ii) Section 3(c)(i) (solely to the extent that it relates to Section 8.05(a) (Confidentiality) of the Merger Agreement), and] [and (ii)] [(iii)] Section 3(c)(i) (solely to the extent that it relates to Section 8.05(b) (Publicity) of the Merger Agreement) shall survive the termination of this Agreement pursuant to Section 6(a). For purposes of this Section 6, “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

7.            Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Holder makes no agreement or understanding herein in any capacity other than in such Holder’s capacity as a record holder or beneficial owner of the Subject Company Securities[, and not in such Holder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Holder’s capacity as a trustee or fiduciary of any Company Equity Plan,]8 and (b) nothing herein will be construed to limit or affect any action or inaction by [such Holder]9 // [any representative of such Holder serving]10 as a member of the board of directors (or similar governing body) of the Company or any of its Subsidiaries or as a manager, officer, employee or fiduciary of the Company or any of its Subsidiaries, in each case, acting in such person’s capacity as a director, manager, officer, employee or fiduciary of the Company or such Subsidiary.

8.            Limited Recourse. Except for claims pursuant to the Merger Agreement or any other Transaction Agreement by any party thereto against any other party thereto, each Party agrees that this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties.

8 Language to be included for individual shareholders.

9 Language to be included for individual shareholders.

10 Language to be included for legal entity shareholders.

9.            Disclosure. The Holder hereby authorizes the Company and Acquiror to publish and disclose in any public announcement or required SEC disclosure such Holder’s identity and ownership of the Subject Company Securities and/or Acquiror Shares, as applicable, and the existence and terms of this Agreement (including, for the avoidance of doubt, the details of such Holder’s covenants, agreements, obligations, representations and warranties under this Agreement); provided that any publication or disclosure pursuant to this Section 9 that names the Holder will be subject to the Holder’s review and written approval (which approval shall (x) be provided within three (3) Business Days after the date on which it is provided to the Holder and (y) not be unreasonably withheld, conditioned or delayed); and provided further that in the case of any Specified Holder, neither the Company, Acquiror nor any of their Affiliates or Representatives shall publish and disclose to any Person, including in any investor presentation, public announcement or required SEC disclosure, such Holder’s identity, ownership of the Subject Company Securities and/or Acquiror Shares, as applicable, the existence and terms of this Agreement (including, for the avoidance of doubt, the details of such Holder’s covenants, agreements, obligations, representations and warranties under this Agreement), or any description or discussion of the commercial relationships between such Holder and its Affiliates, on one hand, and the Company and its Affiliates, on the other hand, without such Holder’s prior review and written approval (which approval shall (x) be provided within three (3) Business Days after the date on which it is provided to the Holder and (y) not be unreasonably withheld, conditioned or delayed). In connection with any Specified Holder’s review and approval as contemplated by the previous sentence, upon the request of the Holder, Acquiror shall provide to the Holder drafts of (i) the Registration Statement / Proxy Statement (and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement / Proxy Statement or such other document) pursuant to Section 8.02(a)(ii) of the Merger Agreement, (ii) investor presentations and any other materials prepared in connection with the PIPE Investment, and (iii) any other materials prepared in connection with or relating to the Transactions to the extent any of the foregoing include any references to or information concerning the Holder or any of its Affiliates or any discussion of the Investor or its Affiliates as related to the Transactions. Without limiting the foregoing, Acquiror shall provide to the Holder drafts of the Registration Statement / Proxy Statement (and any other documents to be filed with the SEC) pursuant to Section 8.02(a)(ii) of the Merger Agreement, to the extent any of the foregoing include any references to or information concerning the PIPE Investors, and shall take into account in good faith any comments of the Holder in connection therewith. Notwithstanding anything in this Section 9 to the contrary, the Company may make any public announcements or required SEC disclosures that are consistent with previous press releases, public disclosures or public statements which the Holder or Specified Holder, as applicable, has previously consented to.

10.            Reserved.

11.          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

If to Acquiror, to:

Tailwind Two Acquisition Corp.

150 Greenwich Street

29th Floor

New York, NY 10006

Attn: Matthew Eby

E-mail: matthewdeby@gmail.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Jonathan Davis, Chelsea Darnell and Patrick Salvo
E-mail: jonathan.davis@kirkland.com, chelsea.darnell@kirkland.com and patrick.salvo@kirkland.com

If to the Company, to:

Terran Orbital Corporation

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, FL 33847

Attn: Marc Bell, Chief Executive Officer

E-mail: marc.bell@terranorbital.com and terranorbitallegal@terranorbital.com with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attention:	Jonathan Pavlich
Stuart Leblang
E-mail:	jpavlich@akingump.com
sleblang@akingump.com

If to the Holder, to:

[●]

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036-6745

Attention:	Jonathan Pavlich
Stuart Leblang
E-mail:	jpavlich@akingump.com
sleblang@akingump.com

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

12.            Entire Agreement. This Agreement, the Merger Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

13.            Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Holder and Acquiror. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any party hereto without the prior written consent of each other party hereto (to be withheld or given in its sole discretion).

14.            Fees and Expenses. Except as otherwise expressly set forth in the Merger Agreement and in Section 2(f) above or as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

15.            Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that either Party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

16.          No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

17.            Miscellaneous. Section 1.02 (Construction), Section 11.06 (Governing Law), Section 11.07 (Captions; Counterparts), Section 11.11 (Severability), Section 11.12 (Jurisdiction; Waiver of Trial by Jury), and Section 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

Tailwind Two Acquisition Corp.

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

TERRAN ORBITAL CORPORATION

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

[HOLDER]

By:
Name:
Title:

[Signature Page to Support Agreement]

SCHEDULE A

Securities

Equity Securities	Number
Company Common Stock	[●]
Company Preferred Stock	[●]
Company Exchange Warrants	[●]
Company Inducement Warrants	[●]
Company Options	[●]
Company Restricted Stock Units	[●]

Holder	Outstanding Principal Amount of Debt Securities[11]	Principal Amount of Exchanged Debt Securities
[●]	[●]	[●]

11 Outstanding as of the date hereof.

SCHEDULE B

Terminated Agreements

•	Amended and Restated Investors’ Rights Agreement, dated as of July 23, 2018, by and among Terran Orbital Corporation, the Company Stockholders and the Company 2018 Warrantholders party thereto, and joined by Broad Street Principal Investments, L.L.C. on August 2, 2018.

•	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 23, 2018, by and among Terran Orbital Corporation, the Company Stockholders and the Company 2018 Warrantholders party thereto, and joined by Broad Street Principal Investments, L.L.C. on August 2, 2018.

•	Amended and Restated Voting Agreement, dated as of July 23, 2018, by and among Terran Orbital Corporation, the Company Stockholders and the Company 2018 Warrantholders party thereto, and joined by Broad Street Principal Investments, L.L.C. on August 2, 2018.

•	Convertible Note Purchase Agreement, dated as of July 23, 2018, by and among Terran Orbital Corporation, BPC Lending II, LLC and Astrolink International, LLC.

•	Series A Convertible Preferred Stock Purchase Agreement, dated as of June 26, 2017, by and among Terran Orbital Corporation, and Astrolink International, LLC.

SCHEDULE C

Supporting Actions

[Preferred Stock]

1.	Holder consents to and approves the execution and consummation of the Merger Agreement, the Transaction Agreements, and any transactions contemplated thereby (including the Merger), for all purposes of Section B.3.3 of Article FOURTH of the Fifth Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of the State of Delaware on [October 25], 2021 (the “Charter”).

2.	Holder (i) consents to and approves the Company Preferred Stock Conversion to take place on the date and at the time immediately prior to the Effective Time, in accordance with Section 3.02 of the Merger Agreement, (ii) agrees that the Mandatory Conversion Time (as defined in the Charter) shall be the date and time that is immediately prior to the Effective Time, and (iii) waives any notice contemplated by Section B.5.1 of Article FOURTH of the Charter.

[Exchange Warrants and Convertible Notes]

3.	Holder consents to and approves the execution and consummation of the Merger Agreement, the Transaction Agreements, and any transactions contemplated thereby (including the Merger), to the extent Holder has a consent right under Section 9(b)(i) of the convertible promissory note issued to Holder (the “Note”) pursuant to the Note Purchase Agreement, dated as of July 23, 2018, by and among the Company, the Holder and the other purchasers signatory thereto.

4.	Holder confirms, acknowledges and agrees that (i) the Merger and the transactions contemplated by the Merger Agreement is intended to, and if consummated in accordance with the terms and conditions of the Merger Agreement would, constitute a Qualified Public Company Event (as defined in Section 3(e) of the Warrant issued by the Company to Holder on March 8, 2021 in connection with the Note (the “Exchange Warrant”)) and, (ii) to the extent such a Qualified Public Company Event occurs, then, as contemplated by, and in accordance with the terms and conditions of, Section 3(b) of the Exchange Warrant, the Exchange Warrant shall be deemed to be exercised by Holder, without any further action on its part (the “Exchange Warrant Deemed Exercise”).

5.	Holder confirms, acknowledges and agrees that, unless Holder has provided the Company with a notice of exercise for cash at least 5 days prior to the Effective Time, the Exchange Warrant Deemed Exercise shall be deemed to occur, pursuant to Section 3(b) of the Exchange Warrant and in accordance with the terms and conditions of Section 3.02 of the Merger Agreement, immediately prior to the Effective Time, and Holder waives any notice requirements under Section 9(b) of the Exchange Warrant.

[Inducement Warrants]

6.	Holder confirms, acknowledges and agrees that (a) the Merger and the transactions contemplated by the Merger Agreement, if consummated pursuant to the terms and conditions thereof, shall constitute a Qualified Public Company Event (as defined in Section 2(a) of the Warrant issued by the Company to Holder (the “Inducement Warrant”) pursuant to that certain Warrant Purchase Agreement (the “WPA”), dated as of March 8, 2021, by and among the Company, Holder and the other purchasers signatory thereto, for all purposes under the Inducement Warrants, intended to generate at least $200,000,000 in cash proceeds to the Company, (b) if consummated as contemplated by the Merger Agreement, then, in accordance with the terms and conditions of Section 2(b) of the Inducement Warrant, the Inducement Warrant shall be deemed to be exercised by Holder, without notice or further action on its part (the “Inducement Warrant Deemed Exercise”), and (c) unless Holder has provided the Company with a notice of exercise for cash of its Inducement Warrant at least 5 days prior to the Effective Time, the Inducement Warrant Deemed Exercise shall occur, pursuant to Section 2(b) of the Inducement Warrant and in accordance with the terms and conditions of Section 3.02 of the Merger Agreement, immediately prior to the Effective Time. In connection with the foregoing matters, the Holder agrees that it shall exercise the Inducement Warrant and shall not exercise the right set forth in the final sentence of Section 1.1 of the WPA to put the Inducement Warrant back to the Company and shall receive its portion of the Company Inducement Warrant Consideration in exchange therefor.

[Investor Rights Agreement]

7.	Holder confirms, acknowledges and agrees that in connection with the issuance of any equity securities of the Company, including any rights, options, warrants or other instruments to purchase or otherwise acquire equity securities or securities that are convertible or exchangeable into equity securities of the Company (“New Securities”), to FPCP, BP and/or Lockheed Martin, (i) in connection with or furtherance of the Transactions, (ii) pursuant to the terms of the Commitment Letter, (iii) as described in Section 2 of this Agreement or (iv) in any other documentation memorializing the terms described in Section 2 of this Agreement, following the execution of the Merger Agreement and prior to the Effective Time (the “Proposed Issuance”), Holder hereby waives the obligation contained in Section 4.1(a) of the Amended and Restated Investor Rights Agreement of the Company, dated July 23, 2018, as amended, modified or supplemented from time to time (the “IRA”) that the Company provide notice to the Holder of its intention to offer New Securities and Holder’s right to elect to purchase or otherwise acquire a portion of the New Securities (the “Preemptive Rights”). With respect to the Proposed Transaction, Holder hereby irrevocably and unconditionally waives in its entirety its right to exercise its Preemptive Rights under Section 4.1 of the IRA. Holder further acknowledges that, in consequence hereof, the Company shall have the right to issue New Securities to FPCP, BP, and/or Lockheed Martin in connection with the Proposed Issuance. For the avoidance of doubt, Holder does not waive any Preemptive Rights that may accrue for any proposed issuance of New Securities by the Company other than the Proposed Issuance.